Exhibit 99.1

Plug, Olin Corporation Launch Joint Venture for
15-Ton-Per-Day Hydrogen Plant

Plug expects to produce 1,000 tons per day of liquid hydrogen by 2028.

LATHAM, N.Y., Oct. 19, 2022 — Plug Power Inc. (NASDAQ: PLUG), a leading provider of turnkey hydrogen solutions for the global green hydrogen economy, and Olin Corporation (NYSE: OLN), a leading vertically integrated chlor alkali producer and marketer, announced today the launch of a joint venture to begin with the construction of a 15-ton-per-day hydrogen plant in St. Gabriel, Louisiana.

The joint venture, named Hidrogenii, will support reliability of supply and speed to market for green hydrogen throughout North America, setting the foundation for broader collaboration between the two companies.

The partnership brings together Plug, the company behind the end-to-end green hydrogen ecosystem, and Olin, North America’s largest producer of electrolytic hydrogen. Plug will be the exclusive marketer of the joint venture’s hydrogen and provide logistical support for delivery, while Olin will provide reliable hydrogen supply and operational expertise.

“Plug is working rapidly to meet the increasing demand of green hydrogen in North America and in the rest of the world,” Andy Marsh, CEO of Plug, said. “By partnering with like-minded companies, such as Olin, we’ll make the transition to hydrogen easy and affordable.”

The plant will benefit from state and local tax subsidies. The construction of the plant will create 160 jobs in 2022 and 215 jobs in 2023. The plant is then expected to create more than 25 permanent full-time jobs in Louisiana.

“The Hidrogenii venture advances our commitment to transform Olin’s hydrogen business into a value stream as we seek to grow the value of our 150,000 metric tons of annual hydrogen production capacity,” Scott Sutton, Olin Chairman, President, and Chief Executive Officer, said. “We are excited to partner with Plug, a leader in sustainable hydrogen, to serve the growing demand for green hydrogen.”

The Louisiana plant joins Plug’s growing national network of hydrogen plants in various planning and construction phases in New York, Tennessee, Georgia, Texas and California. By 2025, Plug expects to produce 500 tons per day of liquid green hydrogen, which will prevent 4.3 million metric tons of carbon dioxide emissions in North America. By 2028, Plug expects to produce 1,000 tons per day of liquid green hydrogen.

About Plug

Plug is building an end-to-end green hydrogen ecosystem, from production, storage and delivery to energy generation, to help its customers meet their business goals and decarbonize the economy. In creating the first commercially viable market for hydrogen fuel cell technology, the company has deployed more than 50,000 fuel cell systems and over 165 fueling stations, more than anyone else in the world, and is the largest buyer of liquid hydrogen. With plans to build and operate a green hydrogen highway across North America and Europe, Plug is building a state-of-the-art Gigafactory to produce electrolyzers and fuel cells and multiple green hydrogen production plants that will yield 500 tons of liquid green hydrogen daily by 2025. Plug will deliver its green hydrogen solutions directly to its customers and through joint venture partners into multiple environments, including material handling, e-mobility, power generation, and industrial applications. For more information, visit www.plugpower.com.

Plug Power Safe Harbor Statement

This communication contains “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. (“PLUG”), including, but not limited to, statements about PLUG’S plans to build a 15-ton-per-day green hydrogen plant; expectations regarding its collaboration with its joint venture, Hidrogenii, including the expectation that partnering with the joint venture will make the adoption of green hydrogen easy and affordable; PLUG’s plans to build an end-to-end green hydrogen ecosystem and operate a green hydrogen highway across North America and Europe; the expected production of liquid green hydrogen by 2025 and 2028; and expectations regarding its joint venture partners and the uses and applications of its hydrogen solutions. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of PLUG in general, see PLUG’s public filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors'' section of PLUG’s Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information.

About Olin Corporation

Olin Corporation is a leading vertically integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester's principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

MEDIA CONTACTS:

Plug

Caitlin Coffee

Allison+Partners

plugPR@allisonpr.com